UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2004

COINSTAR, INC.

(Exact name of registrant as specified in charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

COINSTAR, INC.

1800 – 114th Avenue SE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 943-8000

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

Coinstar Inc. completed the purchase of American Coin Merchandising Inc. (“ACMI”) and its parent company, ACMI Holdings Inc. (“Holdings”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated May 23, 2004 by and among Coinstar, Sesame Mergeco, Inc. a wholly owned subsidiary of Coinstar (“Sesame”), Holdings, ACMI and Wellspring Capital Management LLC, as Stockholder Representative. As a result of the merger, which became effective on July 7, 2004, Sesame merged with and into Holdings, and Holdings became a wholly owned subsidiary of Coinstar. The press release announcing the completed purchase is attached hereto as Exhibit 99.1 and is incorporated by reference.

The consideration paid for the acquisition was $235 million in cash. Approximately $10.4 million of the $235 million will be held in escrow for up to 21 days as security against any potential purchase price adjustment based on ACMI’s net working capital at the time of closing.

ACMI is one of the largest vendors of plush toys in the United States with a product line consisting of skill crane machines, bulk vending, kiddie rides and video games. ACMI uses its assets (including plant, equipment and other physical property) to distribute its products and equipment to mass merchants, supermarkets, warehouse clubs, restaurants, entertainment centers, truck stops, and other distribution channels. Coinstar intends that ACMI will continue to use its assets for the same purposes following the acquisition.

As previously stated, Coinstar expects the merger to be accretive within the first twelve months, excluding the effects of the amortization of intangible assets. Over the next 30 to 60 days, Coinstar will obtain an independent valuation of certain of ACMI’s tangible and intangible assets, which will enable Coinstar to determine purchase price allocations including amounts assigned to intangible assets and goodwill. As a result, reported GAAP EPS will be affected by the non-cash accounting charges related to such amortization of intangible assets. Coinstar will give guidance regarding GAAP EPS for the combined companies once the valuation of intangible assets is complete.

On July 7, 2004, Coinstar also completed $310 million of debt financing consisting of a $250 million term loan and a $60 million revolver. The proceeds will be used primarily to fund the acquisition, with the balance used for general corporate and working capital purposes.

Coinstar secured a $250 million term loan with a tenor of seven years, amortizing at one percent per year with a balloon payment at maturity. The interest rate for the term loan is LIBOR plus 225 basis points with a step-down to LIBOR plus 200 basis points when total leverage falls below two-and-a-half times annual EBITDA. Customary covenants apply to the term loan, including maximum total leverage, interest coverage, capital expenditure limits, stock repurchase and dividend limitations and standard restrictions on investments and mergers and acquisitions. In addition, Coinstar is required to enter into interest rate protection agreements with a notional amount of $125 million. Coinstar also secured a $60 million revolving credit facility with a tenure of five years to be used for general corporate needs.

The facilities were arranged by J.P. Morgan Securities Inc. and Lehman Brothers Inc. Bank of America, N.A., KeyBank National Association, and Wells Fargo Bank, National Association served as documentation agents for financing and are also participating in the revolving credit facility.

The foregoing summary is qualified in its entirety by reference to the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference and the full text of the Credit Agreement attached hereto as Exhibit 10.23 and incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

To be filed by amendment not later than 60 days from the date of this report.

(b)	Pro Forma Financial Information

To be filed by amendment not later than 60 days from the date of this report.

(c)	Exhibits

2.1	Agreement and Plan of Merger dated May 23, 2004 by and among Coinstar, Inc., Sesame Mergeco, Inc., ACMI Holdings, Inc., American Coin Merchandising, Inc. and Wellspring Capital Management LLC, as Stockholder Representative.*

10.23	Credit Agreement, dated July 7, 2004, among Coinstar, Inc., as Borrower, Bank of America, N.A., Keybank National Association and Wells Fargo Bank, National Association, as Documentation Agents, Lehman Commercial Paper, Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent.*

99.1	Press Release of Coinstar, Inc. dated July 7, 2004.

*	Certain exhibits and schedules in connection with the Merger Agreement and the Credit Agreement have been omitted pursuant to Item 6.1(b)(2) of Regulation S-K. Coinstar agrees to provide the Commission a copy of any such exhibit or schedule upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COINSTAR, INC.

By:	/s/ David W. Cole
David W. Cole
Chief Executive Officer

Dated: July 7, 2004

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger dated May 23, 2004 by and among Coinstar, Inc., Sesame Mergeco, Inc., ACMI Holdings, Inc., American Coin Merchandising, Inc. and Wellspring Capital Management LLC, as Stockholder Representative.*

10.23	Credit Agreement, dated July 7, 2004, among Coinstar, Inc., as Borrower, Bank of America, N.A., Keybank National Association and Wells Fargo Bank, National Association, as Documentation Agents, Lehman Commercial Paper, Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent.*

99.1	Press Release of Coinstar, Inc. dated July 7, 2004.

*	Certain exhibits and schedules in connection with the Merger Agreement and the Credit Agreement have been omitted pursuant to Item 6.1(b)(2) of Regulation S-K. Coinstar agrees to provide the Commission a copy of any such exhibit or schedule upon request.